EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-138054, 333-138053, 333-124574, 333-69002, 333-83809, 33-65509, 33-53401, 33-53361 on Form S-8 of our reports dated August 17, 2007, relating to the consolidated financial statements and financial statement schedule of Applied Industrial Technologies, Inc. (the “Company”) and management’s report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in this Annual Report on Form 10-K of Applied Industrial Technologies, Inc. for the year ended June 30, 2007. Our report relating to the consolidated financial statements of the Company includes an explanatory paragraph concerning the adoption of new accounting standards in 2006 and 2007.
/s/ Deloitte & Touche LLP
Cleveland, Ohio
August 27, 2007